As filed with the Securities and Exchange Commission on August 8, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLEAN ENERGY FUELS CORP.

(Exact name of registrant as specified in its charter)

Delaware	33-0968580
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4675 MacArthur Court, Suite 800

Newport Beach, CA 92660
(Address, including zip code, of Principal Executive Offices)

Clean Energy Fuels Corp.

Amended and Restated 2016 Performance Incentive Plan

(Full title of the plan)

Andrew J. Littlefair

President and Chief Executive Officer

Clean Energy Fuels Corp.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

(949) 437-1000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jim Sytsma

Vice President and General Counsel

Clean Energy Fuels Corp.

4675 MacArthur Court, Suite 800

Newport Beach, CA 92660

(949) 437-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

This Registration Statement is filed by the Company to register additional securities issuable pursuant to the Clean Energy Fuels Corp. Amended and Restated 2016 Performance Incentive Plan (the “2016 Plan”) and consists of only those items required by General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Registration Statement on Form S-8, filed with the Commission on June 9, 2016 (Commission File No. 333-211934);

(b)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2021, filed with the Commission on February 24, 2022 (Commission File No. 001-33480);

(c)	The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 7, 2022, that are incorporated by reference in Part III of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2021 (Commission File No. 001-33480), as amended;

(d)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2022, and June 30, 2022 filed with the Commission on May 5, 2022, and August 4, 2022, respectively (each, Commission File No. 001-33480);

(e)	The Company’s Current Report on Form 8-K, filed with the Commission on May 23, 2022 (Commission File No. 001-33480); and

(f)	The description of the Company’s Common Shares contained in its Registration Statement on Form 8-A filed with the Commission on May 18, 2007 (Commission File No. 001-33480), as modified by the description of the Common Shares contained in Exhibit 4.11 of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2019, filed with the Commission on March 10, 2020, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Our certificate of incorporation provides that a director of ours will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law (the “DGCL”). Our bylaws also provide for indemnification by us, to the fullest extent permitted by law, of any person made or threatened to be made a party to, or who is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our director or officer, or at our request, serves or served as a director or officer of any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our bylaws also provide that, to the extent authorized from time to time by our board of directors, we may provide indemnification to any one or more employees and other agents of ours to the extent and effect determined by our board of directors to be appropriate and authorized by the DGCL. Our bylaws also permit us to purchase and maintain insurance for the foregoing, and we currently and expect to continue to maintain such insurance. In addition, our bylaws provide that the provisions thereof are not exclusive of other rights to which any person seeking indemnification may be entitled under any agreement, vote of stockholders or disinterested directors or applicable provisions of the DGCL, and we have entered into a contract with each of our directors and officers providing for indemnification of each such person by us to the full extent authorized or permitted by law, subject to certain limited exceptions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 5, which is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4	Clean Energy Fuels Corp. Amended and Restated 2016 Performance Incentive Plan. (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 18, 2020 (Commission File No. 001-33480) and incorporated herein by this reference.)

5	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on August 4, 2022.

CLEAN ENERGY FUELS CORP.

By:	/s/ Andrew J. Littlefair
Andrew J. Littlefair
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Andrew J. Littlefair and Robert M. Vreeland, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew J. Littlefair	President, Chief Executive Officer and a Director	August 4, 2022
Andrew J. Littlefair	(Principal Executive Officer)

/s/ Robert M. Vreeland	Chief Financial Officer	August 5, 2022
Robert M. Vreeland	(Principal Financial and Accounting Officer)

/s/ Stephen A. Scully	Chairman of the Board and Director	August 4, 2022
Stephen A. Scully

/s/ Lizabeth Ardisana	Director	August 4, 2022
Lizabeth Ardisana

Signature	Title	Date

/s/ James C. Miller III	Director	August 4, 2022
James C. Miller III

/s/ Lorraine A. Paskett	Director	August 4, 2022
Lorraine A. Paskett

/s/ Karine Boissy-Rousseau	Director	August 5, 2022
Karine Boissy-Rousseau

/s/ Kenneth M. Socha	Director	August 5, 2022
Kenneth M. Socha

/s/ Vincent C. Taormina	Director	August 4, 2022
Vincent C. Taormina

/s/ Parker A. Weil	Director	August 5, 2022
Parker A. Weil

/s/ Laurent Wolffsheim	Director	August 5, 2022
Laurent Wolffsheim